Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT is made as of the 31 day of May, 2009, by and among Gilat Satellite Networks Ltd., an Israeli company (the “Company”), and York Capital Management, on behalf of funds and accounts managed by it (collectively, “Shareholder”).

RECITALS

        WHEREAS, the Company and the Shareholder (by assignment from Bank Hapoalim B.M.) are party to a letter agreement, dated April 1, 2004 (“Letter Agreement”), which, among other things, grants to the Shareholder various rights to have Company shares held by it registered under the Act (as defined below);

        WHEREAS, the Company and the Shareholder desire to enter into this Agreement to replace the provisions of Section 5 of the Letter Agreement; and

        WHEREAS, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder hereby agree as follows:

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     Definitions

        For purposes of this Agreement:

    (a)        The term “Act” means the Securities Act of 1933, as amended.

    (b)        The term “Effectiveness Date” means the 90th day following the date hereof.

    (c)        The term “Filing Date” means the 30th day following the date hereof.

    (d)        The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

    (e)        The term “Holder” means the Shareholder and any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 10 hereof.

    (f)        The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

    (g)        The term “register,” “registered” and “registration” refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

    (h)        The term “Registrable Securities” means: (i) any Ordinary Shares of the Company now held by a Holder and (ii) any Ordinary Shares of the Company issuable upon exercise of any warrant, option or other right now held by a Holder. As to any Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they have been registered pursuant to the Act and disposed of in accordance with the Registration Statement registering such shares, (ii) they are is sold by Holder thereof in accordance with Rule 144 under the Act, (iii) five years from the Effectiveness Date or (iv) they cease to be outstanding.

    (i)            The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Ordinary Shares that are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

    (j)        The term “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation thereafter adopted by the SEC having substantially the same effect as such Rule.

    (k)        The term “SEC” means the United States Securities and Exchange Commission.

2.     F-3 Registration

        On or prior to the Filing Date, the Company shall prepare and file with the SEC a “shelf” registration statement covering all the Registrable Securities for an offering to be made on a continuous basis by the Holders. The registration statement shall be on Form F-3. The Company shall use its best efforts to cause the registration statement to be declared effective under the Act, as promptly as possible after the filing thereof, but in any event on or prior to the Effectiveness Date. Thereafter, the Company undertakes to comply with all necessary filings and other requirements so as to keep such registration statement continuously effective under the Act until all the Registrable Securities covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144 as determined by counsel to the Company pursuant to a written opinion to such effect, addressed and acceptable to the Company’s transfer agent.

    2.1        If the Holders of a majority of the Registrable Securities so elect, an offering of Registrable Securities pursuant to the registration statement may be effected in the form of an underwritten offering. In such event, the underwriter will be selected by the Holders holding a majority of the Registrable Securities to be registered and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by Holders holding a majority of the Registrable Securities to be registered and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting and the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

    2.2        In the event of an underwritten offering, if the managing underwriter advises the Holders in writing that in their opinion the amount of Registrable Securities proposed to be sold in such underwritten offering exceeds the amount that can be sold in such underwritten offering, then there shall be included in such underwritten offering the number of Registrable Securities which in the opinion of the managing underwriters can be sold, and such number shall be allocated among all Holders thereof on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder.

2A.     Demand Registration

     2A.1        If the Company shall receive a written request (the “Registration Request”) at any time that a registration statement under Section 2 above is not effective, from one or more Holders holding in the aggregate Registrable Securities having a market value of at least $1 million as of the time of the request to register under the Act, the Company shall:

    (a)        within twenty (20) days of the receipt thereof, give written notice of such request to all Holders; and

    (b)        use its best efforts to cause a registration statement, covering all Registrable Securities that the Holders request to be registered, to be declared effective under the Act as promptly as possible after receipt of the Registration Request, but in any event on or prior to the 90th day after the Registration Request is deemed given to the Company, so as to permit the resale thereof and in connection therewith shall prepare and file a registration statement on such appropriate registration form of the SEC as shall be available to the Company.

        The written request referred to in this Section 2A.1 shall (i) specify the number of Registrable Securities intended to be offered and sold, (ii) describe the nature and method of the proposed offer and sale thereof, and (iii) contain an undertaking of the Holder(s) to provide all such information and materials and take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the SEC.

     2A.2        If the Holders initiating the registration request hereunder (the “Initiating Holders”) so elect, an offering of Registrable Securities pursuant to the registration statement may be effected in the form of an underwritten offering. In such event, the underwriter will be selected by the Initiating Holders holding a majority of the Registrable Securities to be registered and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders holding a majority of the Registrable Securities to be registered and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting and the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting and shall provide the underwriter or underwriters with such ancillary underwriting documents and legal opinions as are customary.

     2A.3        In the event of an underwritten offering, if the managing underwriter advises the Initiating Holders in writing that in their opinion the amount of Registrable Securities proposed to be sold in such underwritten offering exceeds the amount that can be sold in such underwritten offering, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto and there shall be included in such underwritten offering the number of Registrable Securities which in the opinion of the managing underwriters can be sold, and such number shall be allocated among all Holders thereof, including the Initiating Holders, on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder.

     2A.4        The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2A:

    (a)        if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; or

    (b)        in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

    2A.5        At any time after a registration statement filed pursuant to Section 2 or Section 2A has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Holders in writing of the existence of a Grace Period in conformity with the provisions of this Section (provided that in each notice the Company will not disclose the content of such material non-public information to the Holders, unless requested) and the date on which the Grace Period will begin, and (ii) notify the Holder in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed fifteen (15) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) days and the first day of any Grace Period must be at least two (2) trading days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holder receives the notice referred to in clause (i) and shall end on and include the later of the date the Holder receives the notice referred to in clause (ii) and the date referred to in such notice.

3.     Incidental Registration

    (a)        If the Company proposes to register for its own account any of its capital stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share option plan or a transaction under Rule 145 of the Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 11.5 the Company shall use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give written notice of such determination and its reasons therefor to the Holders, and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

    (b)        Any registration by holders of Registrable Securities in a registration by the Company shall be in accordance with the Company’s plan of distribution.

4.     Obligations of the Company

        In connection with the Company’s registration obligations under this Agreement, the Company shall:

    4.1        Prepare and file with the SEC a registration statement with respect to such Registrable Securities, which (i) in the case of a filing of a registration statement under Section 2 shall be on or prior to the Filing Date and (ii) in the case of a filing of a registration statement under Section 2A shall be within thirty (30) days after the Registration Request is deemed given to the Company, and cause such registration statement to be declared effective under the Act (i) on or prior to the Effectiveness Date, in the case of a registration statement filed under Section 2 and (ii) on or prior to the 90th day after the Registration Request is deemed given to the Company, in the case of a registration statement filed under Section 2A, and keep such registration statement effective (i) until all such Registrable Securities under such registration statement are sold, in the case of a registration statement filed under Section 2 or of registration statements on Form F-3 filed under Section 2A that are intended to be offered on a continuous or delayed basis or (ii) for a period of up to one hundred twenty (120) days or such earlier date as all such Registrable Securities under such registration statement are sold, in the case of other registration statements filed under Section 2A.

    4.2        (i) Prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement and (ii) subject to section to Section 2A.4, prepare and file with the SEC such amendments to the registration statement filed under this Agreement as may be necessary to keep the registration statement effective for the periods set forth in Section 4.1.

    4.3        Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.

    4.4        Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Act.

    4.5        In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

    4.6        Notify each Holder of Registrable Securities covered by such registration statement at any time (i) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the registration statement filed pursuant to this Agreement or related prospectus or for additional information; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; or (iii) when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

    4.7        Upon the occurrence of any event contemplated by Section 4.6(iii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the registration statement or a supplement to the related prospectus or any document incorporated or deemed incorporated by reference therein, and file any other required document, so that, as thereafter delivered, neither the registration statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

    4.8        Cause all such Registrable Securities registered hereunder to be listed on the securities exchanges on which similar securities issued by the Company are then listed.

    4.9        Comply with all applicable rules and regulations of the SEC.

    4.10        Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

5.     Furnish Information

        It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 2A and 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

6.     Expenses of Registration

        The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations under this Agreement for each Holder, including (without limitation) all registration, filings and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company and the Underwriters, but excluding underwriting discounts and commissions and the fees of counsel for each Holder with respect to Registrable Securities to be sold for the account of the selling shareholders, as well as stock transfer taxes and fees.

7.     Underwriting Requirements

        If a registration statement for which the Company gives notice pursuant to Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) in such registration determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 20 business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

8.     Indemnification

        In the event any Registrable Securities are included in a registration statement under Agreement:

    8.1        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each of the officers, directors, agents, employees of such Holder or any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, and the officers, directors, agents and employees of such controlling person (collectively, the “Holder Indemnified Parties”), from and against any losses, claims, damages, liabilities or costs (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, liabilities or costs (or actions in respect thereof) arise out of, are based upon or relate to any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to which a Holder Indemnified Party becomes subject to the extent (and only to the extent) that (i) such Violation occurs in reliance upon and in conformity with written information regarding such Holder furnished by any such Holder Indemnified Party to the Company expressly for use in connection with such registration or (ii) such loss, claim, damage, liability or action is based on a failure of such person to deliver or cause to be delivered the final prospectus contained in the registration statement and furnished by the Company in accordance with Section 4.3, if such delivery is required by applicable law.

    8.2        To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, liabilities or costs (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, liabilities or costs (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information regarding such Holder furnished by such Holder to the Company expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 8.2 for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this subsection 8.2 exceed the net proceeds from the offering received by such Holder.

    8.3        Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that all indemnified parties shall collectively have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 8, except to the extent that it is finally determined (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the indemnifying party. No indemnifying party, in the defense of any such claim or litigation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

    8.4        If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8.4, (i) in no case shall any one selling shareholder be liable or responsible for any amount in excess of the net proceeds received by such selling shareholder from the offering of Registrable Securities and (ii) the Company shall be liable and responsible for at least any amount in excess of such proceeds unless a court determines that another third party is liable; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

    8.5        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

    8.6        The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

9.     Reports Under the 1934 Act

        With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3 or similar form, the Company agrees to:

    9.1        make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

    9.2        file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

    9.3        furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

10.     Assignment of Registration Rights

        The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, and (c) the Holder or its assignee shall reimburse the Company for all expenses reasonably incurred by it in connection with such assignment, including any fees and costs incurred in filing an amendment or supplement to the registration statement.

11.     Miscellaneous

    11.1        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

    11.2        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel as applied to agreements among Israeli residents entered into and to be performed entirely within Israel. Each of the parties hereto irrevocably consents to the sole and exclusive jurisdiction and venue of any court within Tel Aviv – Jaffa, State of Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and such process.

    11.3        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.4        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    11.5        Notices. All notices and requests required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

    11.6        Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

    11.7        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of all the Holders of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

    11.8        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    11.9        Aggregation of Stock. All shares of Registrable Securities held by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

    11.10        Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

    11.11        Remedies. Each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

    11.12         No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity other than the Company, any Holder or person or entity who becomes a Holder and, with respect to the rights to indemnification under Section 8 of this Agreement, any Holder Indemnified Parties.

        IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

Address for Notices:
COMPANY:	21 Yegia Kapayim St., Kiryat Arye
Petach Tikva, Israel 49130
Attention: Rachel Prishkolnik, Adv.
Fax: 972-3-9252945

GILAT SATELLITE NETWORKS LTD.	with a copy to:
Carter Ledyard & Milburn LLP
2 Wall Street
By: /s/ Amiram Levinberg	New York, New York 10005
Attention: Steven J. Glusband
Fax: 212-732-3232
Name: Amiram Levinberg
Title: Chairman of the Board & CEO
Address for Notices:
767 Fifth Avenue, 17th floor
SHAREHOLDERS:	New York, NY 10153
Attention: Adam Semler
Fax: 212-300-1301
YORK CAPITAL MANAGEMENT

with a copy to:
By: /s/ David B. Charnin

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Name: David B. Charnin	One Azrieli Center (Round Building)
Title: Vice President, Chief Investment Counsel	Tel Aviv, 67021 Israel
Fax: 972-3-607-4411